InSite Vision Incorporated	Bausch & Lomb Contacts:
S. Kumar Chandrasekaran, CEO	News Media:
Sandra Heine, Director of Finance (510) 865-8800 www.insitevision.com	Margaret Graham (585) 338-5469 Margaret.Graham@bausch.com

Lippert/Heilshorn & Associates Investor Contact:	or Investor Relations:
Bruce Voss (bvoss@lhai.com) Jody Cain (jcain@lhai.com) (310) 691-7100	Daniel L. Ritz (585) 338-5802 Daniel.L.Ritz@bausch.com

Media Contact:
Sean Leous (212) 838-3777

INSITE VISION AND BAUSCH & LOMB SIGN LICENSING AGREEMENT
TO DEVELOP TREATMENT FOR OCULAR BACTERIAL INFECTIONS

ISV-403 Combines New Antibiotic with InSite Vision’s Patented Delivery System

ALAMEDA, Calif. and ROCHESTER, N.Y. (August 7, 2002) – InSite Vision Incorporated (AMEX: ISV) – an ophthalmic therapeutics, diagnostics and drug delivery company – and Bausch & Lomb (NYSE: BOL) today announced the signing of a licensing agreement to develop InSite Vision’s product candidate ISV-403 for the treatment of ocular bacterial infections.

ISV-403 combines a fourth-generation fluoroquinolone, licensed from Japan’s SSP, Co., Ltd., with InSite Vision’s patented drug delivery system, DuraSite®. Preclinical studies with ISV-403 indicate that the drug candidate is effective against bacteria that are resistant to the currently marketed fluoroquinolone products. Additionally, the dosing frequency of ISV-403 may be significantly lower than other comparable products due to the effect of DuraSite in the formulation.

Under terms of the agreement, InSite Vision is responsible for the clinical development of ISV-403 through New Drug Application (NDA) approval from the U.S. Food and Drug Administration (FDA), with Bausch & Lomb responsible for subsequent commercial manufacturing and marketing. After an initial preferred equity investment, Bausch & Lomb will make additional preferred equity investments in InSite Vision as product milestones are achieved. The licensing agreement grants Bausch & Lomb exclusive rights to ISV-403 in all geographies excluding Japan, and with shared selling rights in Asia. Additional terms of the agreement were not disclosed.

“Bausch & Lomb is interested in pursuing promising new opportunities within the global eye care market, including prescription pharmaceuticals for a wide range of eye conditions including infections,” said Michael O’Rourke, Bausch & Lomb vice president – Strategy and Commercial

Development for Pharmaceutical/Vitreoretinal. “We believe that ISV-403 can be a strong addition to our current product portfolio.”

“We are delighted to partner with Bausch & Lomb to develop this important product,” said S. Kumar Chandrasekaran, chief executive officer of InSite Vision. “This agreement marks a major step in our quest to develop partnerships to commercialize products from our pipeline and reaffirms our confidence that DuraSite, in combination with other compounds, can lead to enhanced disease treatments.”

According to a study by Frost and Sullivan, the worldwide ophthalmic antibiotic market was estimated at $650 million in 2001, of which fluoroquinolone product sales were an estimated $240 million.

InSite Vision’s DuraSite is comprised of a cross-linked carboxyl-containing polymer that incorporates a drug to be delivered to the eye. The formulation is installed as a small volume eye drop inside the lower eyelid and remains in the eye for up to several hours, during which time the active drug ingredient is gradually released. This increased residence time is designed to permit lower concentrations of a drug to be administered over a longer period of time, thereby minimizing the inconvenience of frequent dosing and reducing potential related adverse side effects. Conventional eye drops typically only last a few minutes in the eye and thus require delivery of a highly concentrated burst of drug and frequent administration to sustain therapeutic levels.

Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers see, look and feel better through innovative technology and design. Its core businesses include soft and rigid gas permeable contact lenses, lens-care products, ophthalmic surgical and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb®, and including SofLens66™, PureVision™, Boston®, ReNu®, and Storz®. Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has pro-forma annual revenues of approximately $1.7 billion and employs approximately 12,000 people in 35 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb’s Worldwide Web site at www.bausch.com.

InSite Vision is an ophthalmic products company focused on glaucoma, ocular infections and retinal diseases. InSite Vision’s glaucoma activities include genomic research, using TIGR and other genes, for its diagnosis, prognosis and disease management test OcuGene™, as well as ISV-205, its novel glaucoma therapeutic. ISV-205 uses InSite Vision’s proprietary DuraSite® drug-delivery technology, which also is incorporated into the ocular infection programs ISV-401 and ISV-403, and InSite Vision’s retinal disease program. Additional company information can be found at www.insitevision.com.

This press release contains among other things certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision. Such statements entail a number of risks and uncertainties, including but not limited to, market acceptance of our products including ISV-403, OcuGene, ISV-205 and ISV-401; our ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including with respect to ISV-403 and OcuGene; our reliance on third parties for the development, marketing and sale of our products; and the results of preclinical and clinical studies and determinations by the U.S. Food & Drug Administration. Reference is

made to the discussion of risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its report of Form 10-Q for the quarter ended March 31, 2002. Any projections in this release are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision will not necessarily update the information, since InSite Vision may only provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later that the information provided today is still valid. Such information speaks only as of the dates of this release.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning economic conditions, currency exchange rates, product development, enrollment and completion of clinical trials, regulatory approvals, product introductions, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Form 10Q for the quarter ended March 30, 2002.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this advisory are the intellectual property of their respective owners.

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